Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Maison Solutions Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock; par value $0.0001	(1)	Other	16,909,622	$0.7169	$12,122,508.00	0.0001381	$1,674.12

Total Offering Amounts:							$12,122,508.00		1,674.12
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$1,674.12

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Class A Common Stock, par value $0.0008 per share (the “Common Stock”), of Maison Solutions Inc. (the “Registrant”) registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices reported in the consolidated reporting system as of a specified date within 5 business days prior to the date of filing the registration statement.